Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact
Stephen P. Hall
Chief Financial Officer
336-290-8721
TriPath Imaging Announces Fourth Quarter and
Year-End 2005 Results
2005 Total Revenues Increased Nearly 26% — Worldwide Reagent Sales Increased 30%
Bottom Line Improvement for EPS to $0.17 in 2005 from $0.02 in 2004
BURLINGTON, N.C., January 31, 2006 — TriPath Imaging, Inc. (Nasdaq: TPTH) today reported that worldwide revenues for the year ended December 31, 2005 increased nearly 26% to $86.0 million from $68.5 million for the year ended December 31, 2004. Worldwide sales of reagents and disposables of $68.3 million represented a 30% increase in 2005 compared to 2004. As a percent of total revenues, worldwide reagent and disposable sales increased to 79% in 2005 from 77% in 2004. Gross profit for 2005 increased 27% to $59.9 million, or 70% of sales, from $47.3 million, or 69% of sales for 2004. The Company reported net income of $6.5 million, or $0.17 per share in 2005, compared to net income of $605,000, or $0.02 per share, for 2004.
The Company was cash flow positive in all quarters of 2005. Cash and cash equivalents at December 31, 2005 were approximately $22.5 million. The Company generated cash of approximately $3.5 million for the full year 2005.
“Our performance in 2005 clearly demonstrated the fundamental strengths of our business,” said Paul R. Sohmer, M.D., TriPath Imaging’s Chairman, President and CEO. “We grew our revenues by nearly 26%; we generated net income of $6.5 million, a $5.9 million improvement from the prior year; we grew operating income from our cytology business by 50%; and we moved new molecular oncology products through internal and external research studies, into clinical trials, and into the marketplace while generating significant revenues from the sale of some of these molecular products for the first time in our history.”
“We continued to leverage our cytology business. Revenues of $84.2 million generated from the sale of our cytology products drove nearly $22.1 million in operating income from our commercial operations operating segment. Revenues generated from worldwide sales of our higher margin SurePath reagents and disposables increased by 30% from the prior year. The number of SurePath liquid based Pap tests sold in 2005 grew over 41% in the U.S. and almost 26% outside the U.S.”
Dr. Sohmer continued, “Tangible evidence of the progress that we made in our molecular oncology business is reflected in the array of products that we introduced; the presentation and publication of data generated from internal and external research studies employing our molecular reagents and imaging systems; the transition of our microscopic slide based assays into clinical trials; the completion of the development of our ELISA formatted blood based research use only reagents for ovarian screening; and $1.8 million in revenues generated from the early commercialization of some of our microscopic slide based reagents, our reagent enabling products and VIAS, the Ventana branded version of our interactive histology imaging system.”
Dr. Sohmer concluded, “Given the fundamental strengths that we again demonstrated in 2005, we have set a very ambitious agenda for 2006 as we continue to execute on our near and long term objectives. That being said, we are focused and well prepared. We look forward to another profitable and productive year.”
Fourth Quarter Results
The Company reported fourth quarter revenues of $23.9 million, a 31% increase from the fourth quarter of 2004. In the fourth quarter of 2005, worldwide sales of reagents and disposables of $18.7 million increased 29% from the fourth quarter of 2004, accounting for 78% of total revenues, compared to 79% of total revenues in the fourth quarter of 2004. Instruments represented 12% of total sales in the fourth quarter of 2005 compared to 9% in the fourth quarter of 2004.
Gross profit for the fourth quarter of 2005 increased 32% to $16.5 million, or 69% of sales, from $12.5 million, or 68% of sales, in the fourth quarter of 2004. Net income of $2.3 million in the fourth quarter of 2005, or $0.06 per share, reflected a $2.0 million improvement from net income of $308,000, or $0.01 per share, in the fourth quarter of 2004.
Conference Call Details
TriPath Imaging’s management will host a conference call today at 11:00 a.m. ET to discuss the Company’s fourth quarter and year-end financial results, business highlights and future expectations. The call will be available by dialing (888) 344-3716. International participants should call (706) 634-4926. For interested parties unable to participate during the live call, a telephone replay will be available beginning two hours after the completion of the call until February 8, 2006. To access this replay, U.S. participants should call (800) 642-1687. International participants should call (706) 645-9291. Individuals accessing the replay must enter the conference call ID number 4787530. A live web cast and replay of TriPath Imaging’s call will also be available online at www.tripathimaging.com.
TriPath Imaging, Inc., headquartered in Burlington, North Carolina, develops, manufactures, markets and sells innovative solutions to improve the clinical management of cancer, including detection, diagnosis, staging and treatment. TriPath Oncology, a wholly owned subsidiary of TriPath Imaging, develops molecular diagnostic and pharmacogenomic products and services for malignant melanoma and cancers of the cervix, breast, ovary and prostate.
Investors are cautioned that statements in this press release that are not strictly historical statements constitute forward-looking statements which involve risks and uncertainties that could cause actual results and outcomes to differ materially from what is expressed in those forward-looking statements. Such forward-looking statements include, without limitation, those related to anticipated results of operations and product development efforts, upcoming trials, our continued growth, anticipated research and development cost reductions and our future profitability. Important factors that may affect TriPath Imaging’s operating results include, without limitation: TriPath Imaging may not receive revenues when or in the amounts anticipated; TriPath Imaging may be unable to increase sales and revenues at its historical rates; TriPath Imaging may be unable to increase its penetration of the large commercial laboratory segment to the extent it expects, and may not achieve revenues to the degree expected from the sale of reagents and instrument systems derived from its molecular oncology development program; TriPath Imaging’s expanding sales and marketing presence may not have the expected impact; the impact on profitability of expensing stock based compensation under FAS 123(R) may be material; TriPath Imaging’s results and profitability in any particular period may be impacted by the timing of certain non-cash sales discounts that TriPath Imaging will record in connection with the vesting of certain warrants; expenses may exceed expectations and TriPath Imaging may not maintain profitability; changes in general economic conditions or the healthcare industry may occur that adversely affect TriPath Imaging’s customers’ purchasing plans; competition and competitive pricing pressures may limit TriPath Imaging’s flexibility with respect to the pricing of its products; TriPath Imaging may need to obtain additional financing in the future; TriPath Imaging may not be able to develop and to protect adequately its proprietary technology; TriPath Imaging and TriPath Oncology’s products may not receive FDA or other required regulatory approval when expected, if at all; and other risks detailed in TriPath Imaging’s filings with the Securities and Exchange Commission, including those described in TriPath Imaging’s Annual Report on Form 10-K for the year ended December 31, 2004 and in its Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2005.
—financial tables follow—

TriPath Imaging, Inc.
Condensed Consolidated Statements of Income
(In thousands, except per share data)

	Three months ended		Year ended
	December 31,		December 31,
	2005	2004	2005	2004
	(unaudited)	(audited)	(unaudited)	(audited)

Revenues	$23,856	$18,245	$85,961	$68,504
Cost of revenues	7,392	5,788	26,035	21,230

Gross Profit	16,464	12,457	59,926	47,274

Operating expenses:
Research and development	3,099	3,044	12,352	11,280
Regulatory	981	765	3,403	3,882
Selling and marketing	7,251	4,941	24,440	18,640
General and administrative	2,914	3,460	13,552	13,138

	14,245	12,210	53,747	46,940

Operating income	2,219	247	6,179	334
Interest income	191	67	605	289
Interest expense	(4)	(6)	(9)	(18)

Income before income taxes	$2,406	$308	$6,775	$605
Income taxes	(127)	—	(275)	—

Net Income	$2,279	$308	$6,500	$605

Earnings per common share
Basic	$0.06	$0.01	$0.17	$0.02
Diluted	$0.06	$0.01	$0.17	$0.02

Weighted-average common shares outstanding
Basic	38,304	38,077	38,218	38,006
Diluted	39,075	39,216	39,270	39,151

TriPath Imaging, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	December 31,	December 31,
	2005	2004
	(unaudited)	(audited)
Assets
Current assets:
Cash and cash equivalents	$22,457	$18,949
Accounts receivable	16,475	13,643
Inventory	12,564	10,723
Other current assets	1,676	1,582

Total current assets	53,172	44,897

Customer-use assets	8,044	7,688
Property and equipment	4,556	3,290
Other assets	4,169	3,777
Intangible assets	7,027	7,882

Total assets	$76,968	$67,534

Liabilities and stockholders’ equity

Current liabilities and deferred revenue	$11,009	$8,988

Total liabilities	11,009	8,988

Stockholders’ equity:
Common stock and additional paid-in capital	291,863	290,495
Deferred compensation	—	(11)
Accumulated other comprehensive income	11	477
Accumulated deficit	(225,915)	(232,415)

Total stockholders’ equity	65,959	58,546

Total liabilities and stockholders’ equity	$76,968	$67,534